EXHIBIT 10.27

CONSULTING AGREEMENT

This “Agreement” is made and entered into as of February 13, 2025 (the “Effective Date”) by and between Dr. Milton Werner (“Consultant”) and Inhibikase Therapeutics, Inc. (with its successors and assigns, the “Company”) (each a “Party” and collectively the “Parties”). The Company and Consultant hereby agree as follows:

1.
Services. The Company hereby engages Consultant to provide to the Company the services described in Exhibit A (the “Services”).
2.
Compensation. In consideration for the Services, the Company will compensate the Consultant as set forth in Exhibit A.
3.
Independent Contractor. Consultant is not, nor shall Consultant be deemed to be at any time during the term of this Agreement, an employee of the Company, and therefore Consultant shall not be entitled to or eligible for any benefits provided by the Company to its employees (including such items as health and disability benefits). Consultant’s status and relationship with the Company shall be that of an independent contractor. Consultant shall not state or imply, directly or indirectly, that Consultant is empowered to bind the Company without the Company’s prior written consent. Nothing herein shall create, expressly or by implication, a partnership, joint venture or other association between the Parties. Consultant shall be solely responsible for payment of all charges and taxes arising from Consultant’s relationship to the Company as an independent contractor.
4.
Term of Agreement; Termination. The term of this Agreement and Consultant’s Services hereunder shall commence as of the Effective Date and continue for three (3) months, unless earlier terminated by either party for any reason upon seven (7) days written notice. Early termination of this Agreement shall not violate any aspect of the Separation Agreement dated February 13, 2025.
5.
Warranties and Covenants of Consultant. Consultant represents to the Company that (i) with respect to any information, know-how, knowledge or data disclosed by Consultant to the Company in the performance of this Agreement, Consultant has the full and unrestricted right to disclose the same; (ii) Consultant is free to undertake the Services required by this Agreement, and there is, and shall be, no conflict of interest between Consultant’s performance of this Agreement and any obligation Consultant may have to other parties; and (iii) Consultant will not use or disclose any confidential information of any prior client or other third party.
6.
Confidentiality. At all times, both during and after Consultant’s service relationship with the Company, Consultant agrees to hold all Confidential Information (as hereinafter defined) of the Company (or other parties whose Confidential Information the Company has in its possession under obligations of confidentiality) in trust and strict confidence and, except as may be authorized by the Company in writing, shall not use for any purpose other than the performance of the Services under this Agreement, nor disclose such Confidential Information to any person, association, company, entity or other organization (whether for profit or not for profit). As used herein, “Confidential Information” shall mean all knowledge and information which Consultant has acquired or may acquire as a result of, or related to, his or her relationship with the Company that is not publicly available, including but not limited to, information concerning the Company’s business, finances, operations, strategic planning, research and development activities, products, research developments, improvements, processes, trade secrets, services, cost and pricing policies, formulae, diagrams, schematics, notes, data, memoranda, methods, know-how, techniques, inventions, and marketing strategies. Confidential Information shall also include information received by the Company from third parties under an obligation of confidentiality.

7.
Ownership of Work Product and Enforcement of Intellectual Property. All concepts, ideas, inventions, formulae, algorithms, software code, trade secrets, know-how, technical or business innovations, writings, discoveries, designs, developments, methods, modifications, improvements, processes, databases, computer programs, techniques, graphics or images, audio or visual works or other works of authorship and patents or patent rights created, reduced to practice, or conceived by Consultant during the term of this Agreement (whether or not patentable or copyrightable and whether made solely by Consultant or jointly with others), which result from the Services that Consultant performs for the Company or which result from information derived from the Company or its employees, agents or other consultants are referred to herein as the “Works”. The Works shall be and remain the sole and exclusive property of the Company or its nominees whether or not patented or copyrighted and without regard to any termination of this Agreement. The Works and all related Intellectual Property Rights (as hereinafter defined) are being created at the instance of the Company and shall be deemed to be “works made for hire” under the United States copyright laws, and Consultant hereby does assign and transfer, and to the extent any such assignment cannot be made at present, will assign and transfer, to the Company and its successors and assigns all of Consultant’s right, title and interest in all Works and all related Intellectual Property Rights. If any Works (or any Intellectual Property Right in or related to such Works or that claim or cover such Works) does not qualify for treatment as “works made for hire”, or if Consultant retains any interest therein for any other reason, Consultant hereby assigns and transfers, and will assign and transfer, to the Company all ownership and interest in such Works and any and all Intellectual Property Rights in and to such Works or that claim or cover any such Works. Consultant will cooperate fully with the Company, both during and after his or her service relationship with the Company, with respect to the procurement, maintenance and enforcement of Intellectual Property Rights related to the Works. As used herein, “Intellectual Property Rights” means, collectively, all rights in, to and under patents, trade secret rights, copyrights, trademarks, service marks, trade dress, and similar rights of any type under the laws of any governmental authority, including without limitation, all applications and registrations relating to the foregoing.
8.
Company Data. Any data or other materials furnished by the Company for use by Consultant in connection with the Services shall remain the sole property of the Company and shall be held in trust and confidence by Consultant in accordance with this Agreement. Consultant shall promptly return such data or materials upon termination of this Agreement and will not keep or make copies of any such data or materials.
9.
Transfer of Neuroscience. In recognition of the Consultant’s agreement to support transition services to new management of the Company, the Company agrees to use its commercially reasonable efforts to negotiate a term sheet for the license of the Company’s intellectual property for risvodetinib, a selective inhibitor of the non-receptor Abelson Tyrosine Kinases, and other neurology-related ABL inhibitors for use in neurology, to ABLi Therapeutics, Inc., to include all interest, documentation and materials in all forms related to these molecules.
10.
Remedies Upon Breach. Consultant understands that the restrictions contained in this Agreement are necessary for the protection of the business and goodwill of the Company and Consultant considers them to be reasonable for such purpose. Any breach of this Agreement is likely to cause the Company substantial and irrevocable damage and therefore, in the event of such breach, the Company, in addition to such other remedies which may be available, will be entitled to specific performance and other injunctive relief.
11.
Protected Activity. Nothing contained in this Agreement, any other agreement with the Company, or any Company policy limits Consultant’s ability, with or without notice to the Company, to: (i) file a charge or complaint with any federal, state or local governmental agency or commission (a “Government Agency”), including without limitation, the Equal Employment Opportunity Commission, the National

Labor Relations Board or the Securities and Exchange Commission; (ii) communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including by providing non-privileged documents or information; (iii) discuss or disclose information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that Consultant has reason to believe is unlawful; or (vi) testify truthfully in a legal proceeding. Any such communications and disclosures must not violate applicable law and the information disclosed must not have been obtained through a communication that was subject to the attorney-client privilege (unless disclosure of that information would otherwise be permitted consistent with such privilege or applicable law)
12.
Miscellaneous. This Agreement together with all exhibits hereto, contains the entire understanding of the Parties with respect to the matters contained herein, and supersedes all proposals and agreements, written or oral, and all other communications between the Parties relating to the subject matter of this Agreement; provided, however, this Agreement does not supersede any confidentiality, assignment of inventions, and restrictive covenants agreement that Consultant previously entered into with the Company or any other policies and agreements with continuing obligations and all such obligations are expressly preserved. Neither this Agreement nor any right or obligation hereunder or interest herein may be assigned or transferred by Consultant without the express written consent of the Company. The Company may assign this Agreement to its affiliates, successors and assigns, and the Consultant expressly consents to such assignment. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (the “State”) without regard to its conflict of laws rules. Any disputes relating to this Agreement or the Consultant’s services shall be heard exclusively before federal or state courts located in the State. This Agreement may not be modified or amended except in writing signed or executed by Consultant and the Company.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date last below written.

CONSULTANT Inhibikase THERAPEUTICS, Inc.

/s/ Milton H. Werner. By: /s/ Roberto Bellini

Name (Print): Milton H. Werner _______________ Name (Print) Roberto Bellini

Title: Chairperson

Date: February 13, 2025 Date: February 13, 2025

EXHIBIT A

1.
Consulting Services:

Consultant will provide the following Services:

Provide cooperative support and transition activities to the new management team including:

-knowledge transfer of Company-related activities and programs as requested

-active transition support to new Chief Executive Officer by providing him access to all company and program data, including but not limited to information, data, investigator introductions, systems access (including passwords), location of company records and files, with such information to be provided within forty-eight (48) hours of a request

-introduction and transfer of Company-related relationships with employees, vendors, consultants and other related parties

2.
Compensation:

Fees: As the only consideration due Consultant for the Services, the Consultant shall receive the following:

•
A monthly fee in the amount of $44,583.33 until such time as the Agreement is terminated or an amount pro-rated in any month wherein the Consulting relationship with the Company has been terminated.

Equity

The Consultant shall continue to vest in Consultant’s 2024 Equity Grants (as defined below) for so as long as Consultant has a service relationship with the Company under this Agreement, subject in all respects to the applicable equity award agreement and the Company’s 2020 Equity Incentive Plan (the “2020 Plan”). Subject to approval by the Company’s Board of Directors (the “Board”), at the completion of the Term of the Agreement, the 2024 Equity Grants shall become fully vested, nonforfeitable and become exercisable.

The Company will, subject to approval by the Board, modify the vesting schedule of the Consultant’s Performance Awards (as defined hereafter) such that 100% of the shares that are the subject of the Performance Awards shall become fully vested, nonforfeitable and exercisable at the completion of the Term of the Agreement, notwithstanding the performance conditions contained therein. “Performance Awards” shall mean, collectively, that certain option to purchase 41,667 shares of the Company’s common stock, dated as of March 7, 2022 and that certain option to purchase 17,500 shares of the Company’s common stock, dated as of March 1, 2023.

The Company will, subject to approval by the Board cause all equity awards under the 2020 Plan that are vested at the completion of the Term of the Agreement, including the 2024 Equity Grants and the Performance Awards, to remain exercisable until the end of the original option term (subject to earlier termination to the extent provided in the applicable equity plan or award agreement in connection with a change in control of the Company or similar event or transaction). You expressly consent to such extension of the post-termination exercise period of your vested stock options.

The Company will, subject to approval by the Board permit payment of the exercise price of all equity grants under the 2011 and 2020 Plans through means of a “net settlement,” whereby the exercise price will not be due in cash and where the number of Shares issued upon such exercise will be equal to: (A) the product of (i) the number of Shares as to which the Option is then being exercised, and (ii) the excess, if any, of (a) the then current Fair Market Value per Share over (b) the Option exercise price, divided by (B) the then current Fair Market Value per Share. To the extent the net settlement option is going to be utilized, Consultant agrees not to sell more than five hundred thousand shares per quarter. Defined terms used in this paragraph but not defined in this Agreement shall have the meanings set forth in the 2011 and/or 2020 Plan as appropriate.

Board approval for the modification of the equity awards to the Consultant will be sought by the Company within 10 days of the completion of the term of this Agreement.

For purposes of this Agreement, “2024 Equity Grants” shall mean:

Option Amount	Grant Date	Exercise Price	Grant Type	Expiration Date
20,834	3/7/22	$1.26	Time-Based	3/7/32
35,000	3/1/23	$1.26	Time-Based	3/1/33
45,000	4/1/24	$1.26	Time-Based	4/1/34